Exhibit 10.11
MANAGEMENT INCENTIVE COMPENSATION PLAN
Effective January 1, 2013
I. PURPOSE
To provide an incentive to senior and operations management to achieve corporate performance that is superior to Davey’s peer group of service companies. Performance criteria shall be established, that can be reviewed and adjusted annually, that will reward the company’s stakeholders, but that will not compromise long-term decision-making.
To reward managers who are not directly involved in service-line activities, but who are significantly important to the success of the Company.
Bonuses are paid on or before March 15 of each year.
II. PHILOSOPHY
Incentive compensation should comprise approx. 50% of management’s base compensation (i.e. 66%/33%) when the company is performing well. The range, however, should vary from 0% to 100%.
III. PARTICIPANTS
Officers, operations General Managers (“GM’s”), operations Vice Presidents (“VP’s”), all key non service-line managers who are significantly important to the success of the operating groups, and other select participants at the discretion of the Chief Executive Officer (“CEO”).
Operations GM’s and VP’s will receive one-half of their award from the corporate calculation and one-half of their award from their service-line calculation.
Participants must be active employees at the date the bonus is paid to receive the bonus unless advance approval is granted by senior management. If a participant is not active on the date the bonus is to be paid their calculated amount will be added back to the total bonus pool for allocation to active participants.
IV. AWARDS CALCULATION
A. Target OP %
Each year, a “Target” operating profit percentage (“OP %”) and a “Target” operating profit (“OP $”) amount will be recommended by the CEO and the Compensation Committee, and approved by the Board of Directors. The target OP % may or may not be the OP % in the annual plan.

Revised: 12/07/2023

B. Award Pool
The actual OP % and OP $ achieved will be compared to the target OP % and target OP $. A “Pool” will be established that reflects the sum of the “standard awards” to the participants as follows:

OP % & $	AWARDS
Below 80% of Target	-0-
80% of Target	50% of Standard Award
100% of Target	100% of Standard Award
120% of Target	150% of Standard Award
Above 120% of Target	150% of Standard Award + 25% of excess OP $
Straight-line interpolation will be used for OP % levels achieved between 80% - 120% of Target (See attached Exhibit “A”).
For purposes of the Management Incentive Compensation Plan (“MICP”), OP % is calculated by dividing OP $ by net revenues. OP $ is defined as income from operations as presented in the Company's financial statements prepared under U.S. GAAP, adjusted to exclude administrative incentive compensation expense; pension expense; stock-based compensation expense; excess declining-balance depreciation method expense over straight-line method depreciation expense; gains and losses on the sale of assets; and other similar one-time expenses. Actual OP $ is further adjusted to include state and local income taxes and to remove the effect of any item deemed an extraordinary or nonrecurring event, subject to approval by the Board of Directors.
C. Discretionary Awards
The CEO can request an amount to be used for discretionary awards to the MICP participants and, if approved by the Board of Directors, will be in addition to the award pool.
D. Pool Limitation
Regardless of the above calculations, the Pool cannot exceed 15% of the Company’s OP $, unless authorized by the Board of Directors.

Revised: 12/07/2023

V. PARTICIPANT AWARDS AS A % OF BASE COMPENSATION
A. Awards based on corporate performance

	THRESHOLD (80%)	STANDARD (100%)	OVER-ACHIEVE (120% +)
		% of Base Compensation
Group A	42.5%	85%	127.5%
Group AA	37.5%	75%	112.5%
Group AAA	35.0%	70%	105.0%
Group B	25.0%	50%	75.0%
Group BB	22.5%	45%	67.5%
Group C	20.0%	40%	60.0%
Group CC	17.5%	35%	57.5%
Group D	15.0%	30%	45.0%
Group DD	12.5%	25%	37.5%
Group E	9.0%	18%	27.0%
Group EE	5.0%	10%	15.0%

B. Awards based on Service-Line performance
Operations participants will derive a portion of their award (approx. 50%) from the corporate calculation (corporate award x .5) and a portion of their award from their service-line award calculation (service-line award x .5). Service-line awards will be calculated in the same manner as described above (i.e. a target OP % will be established for each service-line by the CEO and Chief Operating Officer, if applicable (“COO”) and the service-line’s awards will be calculated from the charts above). Note, however, that the “25% of the excess OP $” is not applicable for the service-line calculation. Depending on the level of achievement of applicable service-line performance goals, the service-line portion of an award payable to an operations participant may be less than, equal to, or more than the portion of the participant’s award derived from corporate performance.
Additionally, service-line awards will be increased by revenue growth that achieves target growth rates set at the beginning of the year (e.g., if the target growth rate is achieved, the award will be increased by the actual growth rate).
In the event that the corporation does not achieve the threshold of 80% of the corporate target, thereby negating any corporate awards, so long as the corporation is profitable, the operations participants can receive an award from their service line calculation.
The total award for an operations participant will be a part of this pool.

Revised: 12/07/2023

C. Evaluation Adjustment
In addition to the mathematical calculation under the plan formula, the Compensation Committee (in consultation with the CEO, in the case of awards payable to other MICP participants) shall have the option to consider other relevant factors in setting the MICP participants’ final incentive awards. Such factors might include segment performance or achievement of individual financial or nonfinancial goals. The Compensation Committee (in consultation with the CEO, in the case of awards payable to other MICP participants) also may consider extraordinary or nonrecurring events affecting the annual results, as well as the achievement of nonfinancial goals, such as management succession or customer benchmarks, in evaluating the achievement of performance targets.

Revised: 12/07/2023

MANAGEMENT INCENTIVE COMPENSATION PLAN

% of Target Corp. OP%	% of Bonus Target
79%	0%
80	50.0
81	52.5
82	55.0
83	57.5
84	60.0
85	62.5
86	65.0
87	67.5
88	70.0
89	72.5
90	75.0
91	77.5
92	80.0
93	82.5
94	85.0
95	87.5
96	90.0
97	92.5
98	95.0
99	97.5
100	100.0
101	102.5
102	105.0
103	107.5
104	110.0
105	112.5
106	115.0
107	117.5
108	120.0
109	122.5
110	125.0
111	127.5
112	130.0
113	132.5
114	135.0
115	137.5
116	140.0
117	142.5
118	145.0
119	147.5
120	150.0
Revised: 12/07/2023

Revised: 12/07/2023